                                                                EXHIBIT 99.p(15)

                         ARMSTRONG SHAW ASSOCIATES INC.
                 45 GROVE STREET - NEW CANAAN, CONNECTICUT 06840

MANAGING DIRECTORS:                                   PHONE: (203) 972-9600
     JEFFREY M. SHAW                                    FAX: (203) 972-9630
     MONICA C. GRADY
     TODD W.D. CRYSTAL
     STEPHAN J. WEINBERGER
     BRUCE CRYSTAL

                                 CODE OF ETHICS

                                                                   December 2003

I.       INTRODUCTION

         Armstrong Shaw Associates Inc. ("ASA") is a registered investment adviser under the Investment Advisers Act of 1940 (the "Advisers Act"). As a registered investment adviser, ASA is subject to the Advisers Act and to the rules and regulations promulgated thereunder. The Securities and Exchange Commission has jurisdiction to enforce the Advisers Act and its rules and regulations.

         Where ASA handles the accounts of United States pension plans, it is also subject to the Employees Retirement Income Security Act of 1974 ("ERISA") and the rules and regulations promulgated thereunder, under the jurisdiction of the United States Department of Labor.

         As a registered investment advisor, ASA owes a duty of loyalty to each of its clients, which requires that the firm serve the best interests of its clients at all times. ASA's access person shall always place the interests of clients ahead of their own. Armstrong Shaw Associates will not tolerate illegal or improper actions undertaken either for personal benefit or in a misguided effort to achieve gains on behalf of the firm or its clients.

         Each access person must review this manual and abide by its terms. Of course, there will always be situations not covered by this manual, and some situations may have compliance or regulatory implications that become apparent only upon examination. Therefore, you should consult the Compliance Department whenever you are in doubt about the proper way to respond to the situation.

II.      PURPOSE

         This Code of Ethics (the "Code") has been adopted in accordance with Rule 17j-1(b) under the Investment Company Act of 1940 (the "Act"), as amended. The purpose of this Code is to provide regulations and procedures consistent with the Act, and Rule 17j-1 thereunder. In addition to the various laws and regulations covering our activities, it is clearly in our best interest as a professional investment advisory organization to avoid potential conflicts of interest or even the appearance of such conflicts with respect to the conduct of our officers and Access persons. While it is not possible to anticipate all instances of potential conflict, the standard is clear.

         Rule 17j-1(a) sets forth the following general prohibitions:

         It shall be unlawful for any access person of ASA in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired, as defined in the Rule, to:

         1.       employ any device, scheme or artifice to defraud;

         2. make any untrue statement of material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

         3. engage in any act, practice, or course of business which operates or would operate as a fraud or deceit; or

         4.       engage in any manipulative practice.

III.     GENERAL PRINCIPLES

         It is the policy of ASA that no access person shall engage in any act, practice or course of conduct that would violate the provisions of the Investment Advisors Act or, with respect to those clients that are Investment Companies, Section 17(j) of the Investment Company Act of 1940, as amended (the "1940 Act").

         Our aim is to be as flexible as possible in our organization and our internal procedures, while simultaneously protecting our organization and our clients from the damage that could arise from a situation involving a real or apparent conflict of interest. As a general principle, it is imperative that those who work on behalf of ASA avoid any situation that might compromise, or call into question, their exercise of fully independent judgment in the interests of clients.

         While it is not possible to specifically define and prescribe rules regarding all possible cases in which conflicts might arise, this Code is designed to set forth our policy regarding access person conduct in those situations in which conflicts are most likely to develop. As you consider the more detailed portions of the Code below, you should keep in mind the following fundamental fiduciary principles that govern personal investment activities:

         A. The interests of the shareholders must come first. In any decision relating to your personal investments, you must scrupulously avoid serving your own interests ahead of those of the shareholders.

         B. Personal investments should comport with both the letter and the spirit of this Code, and should avoid any actual or potential conflicts of interest.

         C. Access persons should not take inappropriate advantage of their position.

         Individual security transactions by access persons of ASA must be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an access person's position of trust and responsibility. Further, access persons should not take inappropriate advantage of their positions with or on behalf of any client of ASA.

IV.      DEFINITIONS

         A.       "Adviser" means Armstrong Shaw Associates Inc. ("ASA").

         B. "Access Person" means any director, officer, or employee of ASA.

         C. "Beneficial Ownership" shall be interpreted to include any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares a direct or indirect pecuniary interest in the security. As set forth in Rule 16a-1(a)(2) of the Securities Exchange Act of 1934, the term "pecuniary interest" in securities shall mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities.

         D.       "Control" shall have the same meaning as that set forth in
                  Section 2(a) (9) of the Act.

         E. "Investment Company" means a company registered as such under the Act or any series thereof for which ASA is an investment adviser or sub-advisor.

         F.       "Inside information" means material non-public information.

         G. "Personal Securities Transactions" means transactions in Securities (i) for your own account, including IRAs, or (ii) for an account in which you have indirect beneficial ownership, unless you have no direct or indirect influence or control over the account. Accounts involving family (including husband, wife, minor children or other dependent relatives), or accounts in which you have a beneficial interest (such as a trust of which you are an income or principal beneficiary) are included within the meaning of "indirect beneficial interest."

         H. "Purchase or sale of a security" includes, among other things, the writing of an option to purchase or sell a security, the conversion of a convertible security, and the exercise of a warrant for the purchase of a security.

         I. The term "Review Officer" shall mean the officer or employee of ASA designated from time to time by ASA to receive and review reports of purchases and sales by access persons. The term "Alternate Review Officer" shall mean the officer of ASA designated from time to time by ASA to receive and review reports of purchases and sales by the Review Officer, and who shall act in all respects in the manner prescribed herein for the Review Officer.

         J. "Security" shall have the meaning set forth in Section 2(a)(36) of the Act, except that it shall not include (i) direct obligations of the Government of the United States,
                  (ii) bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, and other money market instruments as may be designated from time to time by ASA, and (iii) shares issued by registered open-end investment companies (including shares of registered open-end investment companies that are traded on an exchange).

V.       SUBSTANTIVE RESTRICTIONS ON PERSONAL TRADING ACTIVITIES

         A. No access person shall purchase or sell, directly or indirectly, any security that he or she knows, or should have known at the time of such purchase or sale, is part of a buy or sell program being conducted by the firm.

         B. All access persons are required to clear in advance, through the trading compliance director, the following personal securities transactions prior to execution:

                  1. Initial Public Offerings

                  2. Private Placements

                  3. Purchases and sales in securities with a market cap in
                     excess of $1 billion and where the total trade amount will be in excess of $200,000.

         C. No access person shall reveal to any other person (except in the normal course of his or her duties on behalf of ASA) any information regarding any client interests or actual or contemplated securities transactions, investment decisions or research priorities of ASA.

         D. No access person shall trade on "inside information." While the law concerning insider trading is not static, it is generally understood that the law prohibits: 1) trading by an insider while in possession of inside information, 2) trading by a non-insider while in possession of inside information where the information was either disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, and 3) communicating material non-public information to others. "Insiders" include officers, directors and employees of a company, as well as "temporary insiders" who enter into a special confidential relationship in the conduct of a company's affairs and as a result gain access to information solely for the company's purpose. Temporary insiders can include, for example, lawyers, accountants, advisers, consultants and employees of such persons. Trading on inside information is not a basis for liability unless the information is material; i.e., information for which there is a substantial likelihood that a reasonable investor would consider such information important in making his or her investment decisions, or information that is reasonably certain to have substantial effect on the price of the company's securities. Such information would include, for example, dividend changes, earnings estimates, changes in previously released earnings estimates, merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments. Material information does not have to relate to a company's business per se; for example, courts have found information respecting the contents of forthcoming newspaper columns to be material. In addition, the information must be non-public; i.e., not effectively communicated to the marketplace. One must be able to point to some fact; e.g., an SEC filing, to show that the information is generally public.

VI.      PERSONAL SECURITIES HOLDING AND TRADING REPORTING REQUIREMENTS

         A. Initial Holdings Report. No later than 10 days after becoming an access person of Armstrong Shaw Associates, every access person shall report to the Review Officer the following information:

              1. The title, the interest rate and maturity date (if applicable), number of shares and principal amount of each security in which the access person had any beneficial ownership when the person became an access person.

              2. The name of any broker, dealer or bank with whom the access person maintained an account in which any securities were held for the direct or indirect benefit of the access person as of the date the person became an access person.

              3.  The date that the report is submitted by the access person.

         B. Quarterly Transaction Reports. No later than 10 days after the end of each calendar quarter, every access person shall report to the Review Officer the following information:

              1. With respect to any transaction during the quarter in which the access person had any direct or indirect beneficial ownership:

                  a. The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each security involved.

                  b. The nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition).

                  c. The price of the security at which the transaction was effected.

                  d. The name of the broker, dealer or bank with or through which transaction was effected.

                  e. The date that the report is submitted by the access person.

              2. With respect to any account established by the access person in which any securities were held during the quarter for the direct or indirect benefit of the access person:

                  a. The name of the broker, dealer or bank with whom the access person established the account.

                  b.       The date the account was established.

                  c. The date the report is submitted by the access person.

C. Annual Holdings Report. Annually, every access person shall report and certify to the Review Officer the following information (which information must be current as of a date no more than 30 days before the report is submitted):

              1. The title, number of shares and principal amount of each security in which the access person had any direct or indirect beneficial ownership.

              2. The name of any broker, dealer or bank with whom the access person maintains an account in which any securities are held for the direct or indirect benefit of the Access person.

              3.  The date that the report is submitted by the access person.

              4. Every access person shall execute an Annual Certification of Compliance with Code of Ethics form (see Attachment A at the end of this document for a blank copy) as of the same date as the Annual Holdings Report.

         D. Excepted Securities and Funds. Because certain types of securities do not present the opportunity for the type of improper trading activities this Code of Ethics is designed to prevent, the following are excepted from coverage and therefore from reporting requirements:

              1.  Money market fund investments

              2. Direct obligations of the government of the United States (U.S. and securities guaranteed by the U.S. Government.

              3. Bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt, instruments including repurchase agreements.

              4.  Securities of publicly-traded, open-ended mutual funds.

              5. Automatic dividend reinvestment plans or other periodic payment for the purchase or sale of a security other than optional cash purchase.

E. Exceptions to Reporting Requirements. An access person need not make a report under this Section with respect to transactions effected for, and securities held in any account over which the person has no direct or indirect influence or control.

F. Special Exemptions. The trading compliance director may grant exemptions from the personal trading restrictions in this Code upon determining that the transaction for which an exemption is requested would not violate any policy embodied in this Code and that an exemption is appropriate to avoid an injustice to the access person in the particular factual situation presented. Factors to be considered may include: the size and holding period of the access person's position in the security, the market capitalization of the issuer, the liquidity of the security, the reason for the access person's requested transaction, the amount and timing of client trading in the same or a related security, and other relevant factors. Purchases and sales for which the trading compliance director has granted an exemption are subject to reporting requirements.

         Any access person wishing an exemption should submit a written request to the trading compliance director setting forth the pertinent facts and reasons why the access person believes that the exemption should be granted. Access persons are cautioned that exemptions are intended to be exceptions and will not routinely be approved.

G. Mutual Fund Transactions Certifications. Armstrong Shaw Associates opposes short-term trading (also known as market timing) in the mutual funds to which it sub-advises. Annually every access person shall report and certify to the Review Officer the following:

         1) The name of any mutual fund for which Armstrong Shaw Associates serves as a subadvisor in which the access person had any direct or indirect beneficial ownership.

         2) Whether or not the access person has engaged in any short-term trading in any mutual fund to which Armstrong Shaw Associates subadvises. For these purposes, short-term trading is defined as a purchase and sale within a 30-day period. The reinvestment of any dividends and distributions should be disregarded for this purpose.

         VII.     REVIEW OF REPORTS

            At the end of each calendar quarter, both the Review Officer and the Alternate Review Officer shall review all reported personal securities transactions reports submitted to determine whether a violation of this Code of Ethics may have occurred. If the Review Officer and the Alternate Review Officer together determine that a violation of this Code of

         Ethics has or may have occurred, they will determine whether it is appropriate to impose sanctions or take other actions against the access person. They will make such determination in light of all relevant facts and circumstances including, but not limited to, the nature and seriousness of the violation, the extent to which the violation reflects a willful disregard of the access person's responsibilities under the Code and the access person's past history of compliance or non-compliance with the Code.

VIII.    SANCTIONS

         Any violation of this Code of Ethics may result in the imposition of sanctions as ASA may deem appropriate under the circumstances. Such sanctions or other actions may include, but are not limited to, one or more of the following:

- requiring the access person to refrain from personal trading for a period;

- disgorement of any profits associated with transactions which constitute a violation of the Code, or restitution to an effected client.

- requiring the access person to reverse the trade(s) in question and forfeit any

-        profit or absorb any loss derived therefrom;

-        a letter of censure;

-        a monetary fine levied at the access person;

-        suspension of the employment of the access person;

-        termination of the employment of the access person;

- civil referral to the SEC or other civil regulatory authority, if appropriate under the circumstances; or

-        criminal referral, if appropriate under the circumstances.

         The Review Officer and the Alternate Review Officer shall have the sole authority to determine the sanction or other action, if any, to be imposed for any violation of the Code, including appropriate disposition of any monies forfeited pursuant to this provision. Prior to imposing sanctions or taking other actions against the access person, the Review Officer and the Alternate Review Officer shall provide the access person with an opportunity to present information bearing on these matters.

         Failure to comply with any sanctions, including the failure to abide by a directive to reverse a trade or refrain from further trading, may result in the imposition of additional sanctions. Unless, in the opinion of the Review Officer and the Alternate Review Officer, there are extenuating circumstances, a repeat violation of the Code and any violation involving deception, dishonesty or a willful failure to comply, will result in one or more of the most severe sanctions, including the imposition of a monetary fine and/or the suspension or termination of employment.

         If the access person committing the violation is the Review Officer or the Alternate Review Officer, then the other Officer shall make a determination with respect to sanctions or actions described above.

IX.      PRIVACY POLICY

         Access persons must not use or disclose any proprietary and/or confidential information that they obtain during employment with the firm, except as required by their jobs. This obligation remains even after an access person's association with the firm ends.

A.       Procedures to Implement Policy.

         1. Access persons are not to give personal information out over the telephone or in response to an e-mail unless they have identified the person to whom they are communicating as either the client, a fiduciary representative of the client, or a party that needs the information to complete a transaction for the client, e.g., broker-dealers and custodians.

         2. In order to confirm the identity of the persons requesting personal information over the telephone or by e-mail, access persons are required to ask for some personal identifying information, such as social security number or account number, before releasing nonpublic information.

         3. Access to client information is limited to those access persons that need access to the information either to provide services to the client or conduct firm operations.

         4. Client information should be returned promptly to the client's file when no longer required by the access person to provide services to the client or conduct firm operations.

         5. Client information should not be left in offices or conference rooms unattended.

         6. Visitors are not allowed to walk unattended into our offices. All visitors should be met by the receptionist, and in his/her absence, a properly designated employee.

         7. Documents containing client nonpublic personal information should be destroyed or shredded prior to disposal.

         8. Any questions regarding Armstrong Shaw Associates Inc.'s Privacy Policy should be directed to Monica Grady.

         9. Any access person who violates Armstrong Shaw Associates Inc.'s Privacy Policy may be subject to disciplinary action up to, and including termination of employment.

X.       RECORDS

Armstrong Shaw Associates shall maintain and preserve in an easily accessible place records in the manner and to the extent set forth below.

         1. A copy of this Code and any other code that is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place.

         2. A record of any violation of this Code, and of any action taken as a result of such violation, for a period of not less than five years following the end of the fiscal year in which the violation occurs.

         3. A copy of each report made by an access person pursuant to the Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

         4. A list of all persons who are, or within the past five years, have been, required to make reports pursuant to this Code shall be maintained in an easily accessible place.

         5. A record of each decision and the reasons supporting the decision, to approve the acquisition by access persons of initial public offerings and private placements shall be maintained for at least five years after the end of the fiscal year in which the approval was granted.

                                  ATTACHMENT A

                         ARMSTRONG SHAW ASSOCIATES INC.
                 45 GROVE STREET - NEW CANAAN, CONNECTICUT 06840
                    PHONE: (203) 972-9600  FAX: (203) 972-9630

             ANNUAL CERTIFICATION OF COMPLIANCE WITH CODE OF ETHICS

By signing below I certify the following:

         1. I have read and understand the Armstrong Shaw Associates Code of Ethics.

         2.       I am subject to the Code of Ethics document.

         3. I have complied with all of the requirements of the Code of Ethics to which I am subject.

         4. I have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code of Ethics.

                                         __________________________________
                                         Signature

                                         __________________________________
                                         Name (printed)

                                         __________________________________
                                         Date